EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PINNACLE ENTERTAINMENT, INC.,

a Delaware corporation

Pinnacle Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the first paragraph of ARTICLE IV of the Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

“The amount of the total authorized capital stock of the corporation is 100,250,000 shares which are divided into two classes as follows:

250,000 shares of Preferred Stock having a par value of $1.00 per share; and

100,000,000 shares of Common Stock having a par value of $0.10 per share.”

2. The foregoing amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Corporation and by the holders representing a majority of the voting power of the outstanding capital stock of the Corporation, with all such outstanding capital stock voting as a single class and entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its duly authorized officer this 5th of May, 2005.

Pinnacle Entertainment, Inc.

By:	/s/ John A. Godfrey
John A. Godfrey, Executive Vice President and Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PINNACLE ENTERTAINMENT, INC.,

a Delaware corporation

Pinnacle Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. That the first paragraph of ARTICLE IV of the Restated Certificate of Incorporation of the Corporation is amended to read in full as follows:

“The amount of the total authorized capital stock of the corporation is 80,250,000 shares which are divided into two classes as follows:

250,000 shares of Preferred Stock having a par value of $1.00 per share; and

80,000,000 shares of Common Stock having a par value of $0.10 per share.”

2. The foregoing amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Corporation and by the holders representing a majority of the voting power of the outstanding capital stock of the Corporation, with all such outstanding capital stock voting as a single class and entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be executed by its duly authorized officer this 3rd of June, 2003.

Pinnacle Entertainment, Inc.

By:	/s/ John A. Godfrey
John A. Godfrey, Senior Vice President and Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

PINNACLE ENTERTAINMENT, INC.

a Delaware corporation

Pinnacle Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The present name of this corporation is Pinnacle Entertainment, Inc. (the “Company”). The Company was originally incorporated under the name Hollywood Park Realty Enterprises, Inc., and its original Certificate of Incorporation was filed with the Delaware Secretary of State on October 26, 1981.

2.    The Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law by the Board of Directors of the Company without a vote of the stockholders of the Company.

3.    The Restated Certificate of Incorporation of the Company attached hereto as Exhibit A only restates and integrates, but does not further amend, all of the provisions of the Company’s Certificate of Incorporation as theretofore amended or supplemented and currently in effect, and there is no discrepancy between the provisions of the Certificate of Incorporation of the Company currently in effect and the provisions of the Restated Certificate of Incorporation.

4.    The Company’s Certificate of Incorporation is hereby restated in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

IN WITNESS WHEREOF, the Company has caused this Restated Certificate of Incorporation to be duly executed by the undersigned officer of the Company this 12th day of August, 2002.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Bruce C. Hinckley
Bruce C. Hinckley, Senior Vice President and Chief Financial Officer

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

PINNACLE ENTERTAINMENT, INC.

ARTICLE I

The name of the corporation is: Pinnacle Entertainment, Inc.

ARTICLE II

The address of its registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of its registered agent is CorpAmerica, Inc.

ARTICLE III

The nature of the business to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The amount of the total authorized capital stock of the corporation is 40,250,000 shares which are divided into two classes as follows:

250,000 shares of Preferred Stock having a par value of $1.00 per share; and

40,000,000 shares of Common Stock having a par value of $0.10 per share.

The designations, voting powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

A.	Preferred Stock.

The Board of Directors is expressly authorized, from time to time, (1) to fix the number of shares of one or more series of Preferred Stock; (2) to determine the designation of any such series; (3) to determine or alter, without limitation or restriction, the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock; and (4) within the limits or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

B.	Common Stock.

(i) Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

(ii) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amount to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them respectively. A consolidation, merger or reorganization of the corporation with any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be considered a dissolution, liquidation or winding up of the corporation within the meaning of these provisions.

(iii) Except as may be otherwise required by law, each share of Common Stock shall entitle the holder to one vote in respect of each matter voted by the stockholders.

ARTICLE V

Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and is deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

ARTICLE VI

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the corporation.

ARTICLE VII

Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

ARTICLE VIII

The corporation shall indemnify its officers and directors to the full extent permitted by the Delaware General Corporation Law.

ARTICLE IX

Elections of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

[ARTICLE XI has been intentionally omitted]

ARTICLE XII

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such director for corporate actions as a director; provided, however, that this Article XII shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No amendment to repeal this Article XII shall apply to, or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XIII

A. Definitions. For purposes of this Article XIII, the following terms shall have the meanings specified below:

1. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. “Affiliated Companies” shall mean those companies directly or indirectly affiliated or under common Ownership or Control with the corporation, including,

without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable Gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

3. “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino, card club or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and related and associated equipment and supplies.

4. “Gaming Authorities” shall mean all international, foreign, federal, state and local regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction.

5. “Gaming Jurisdictions” shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are lawfully conducted.

6. “Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all rules and regulations promulgated by such Gaming Authority thereunder.

7. “Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

8. “Ownership or Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) ”beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, (iii) the power to direct and manage, by agreement, contract, agency or other manner, the voting or management rights or disposition of securities of the corporation, and/or (iv) definitions of ownership or control under applicable Gaming Laws.

9. “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

10. “Redemption Date” shall mean the date by which the securities Owned or Controlled by an Unsuitable Person are to be redeemed by the corporation.

11. “Redemption Notice” shall mean that notice of redemption served by the corporation on an Unsuitable Person if a Gaming Authority requires the corporation, or the corporation deems it necessary or advisable, to redeem such Unsuitable Person’s securities. Each Redemption Notice shall set forth (i) the Redemption Date; (ii) the number of shares of securities to be redeemed; (iii) the Redemption Price and the manner of payment therefor; (iv) the place where certificates for such shares shall be surrendered for payment; and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

12. “Redemption Price” shall mean the per share price for the redemption of any securities to be redeemed pursuant to this Article XIII, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price per share to be paid, that sum deemed reasonable by the corporation (which may include, in the corporation’s discretion, the original purchase price per share of the securities); provided, however, the Redemption Price, unless the Gaming Authority requires otherwise, shall in no event exceed (i) the closing sales price of the securities on the national securities exchange on which such shares are then listed on the date the notice of redemption is delivered to the Unsuitable Person by the corporation, or (ii) if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ National Market System, or (iii) if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by NASDAQ or another generally recognized reporting system. The Redemption Price may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the corporation elects.

13. “Unsuitable Person” shall mean a Person who Owns or Controls any securities of the corporation or any securities of or interest in any Affiliated Company (i) that is determined by a Gaming Authority to be unsuitable to Own or Control such securities or unsuitable to be connected with a Person engaged in Gaming Activities in that Gaming Jurisdiction, or (ii) who causes the corporation or any Affiliated Company to lose or to be threatened with the loss of, or who, in the sole discretion of the Board of Directors of the corporation, is deemed likely to jeopardize the corporation’s right to the use of or entitlement to, any Gaming License.

B. Compliance with Gaming Laws. The corporation, all Persons Owning or Controlling securities of the corporation and any Affiliated Companies, and each director and officer of the corporation and any Affiliated Companies shall comply with all requirements of the Gaming Laws in each Gaming Jurisdiction in which the corporation or any Affiliated Companies conduct Gaming Activities. All securities of the corporation shall be held subject to the requirements of such Gaming Laws, including any requirement that (i) the holder file applications for Gaming Licenses with, or provide information to, applicable Gaming Authorities, or (ii) that any transfer of such securities may be subject to prior approval by Gaming Authorities, and any transfer of securities of the corporation in violation of any such approval requirement shall not be permitted and the purported transfer shall be void ab initio.

C. Finding of Unsuitability.

1. The securities of the corporation Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the corporation, out of funds legally available therefor, by appropriate action of the Board of Directors, to the extent required by the Gaming Authority making the determination of unsuitability or to the extent deemed necessary or advisable by the corporation. If a Gaming Authority requires the corporation, or the corporation deems it necessary or advisable, to redeem such securities, the corporation shall serve a Redemption Notice on the Unsuitable Person or its Affiliate and shall purchase the securities on the Redemption Date and for the

Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such securities shall no longer be deemed to be outstanding and all rights of the Unsuitable Person or any Affiliate of the Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease. The Unsuitable Person shall surrender the certificates for any securities to be redeemed in accordance with the requirements of the Redemption Notice. Notwithstanding the foregoing, so long as the corporation and Hollywood Park Operating Company are a paired stock real estate investment trust and operating company, the corporation may, in its sole discretion, convert any securities that are redeemable pursuant to this Section (C)(1) into shares of Excess Stock effective upon written notice to the Unsuitable Person or its Affiliate, and such shares of Excess Stock shall be transferred to a Trust for sale to a Permitted Transferee (as such terms are defined in Article IV) in accordance with Sections (D)(4) through (9) of Article IV.

2. Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the loss or threatened loss of a Gaming License upon the corporation, and until the securities Owned or Controlled by the Unsuitable Person or the Affiliate of an Unsuitable Person are Owned or Controlled by Persons found by such Gaming Authority to be suitable to own them, it shall be unlawful for the Unsuitable Person or any Affiliate of an Unsuitable Person (i) to receive any dividend, payment, distribution or interest with regard to the securities; (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in the securities of the corporation entitled to vote, or (iii) to receive any remuneration in any form from the corporation or an Affiliated Company for services rendered or otherwise.

D. Issuance and Transfer of Securities. The corporation shall not issue or transfer any securities or any interest, claim or charge thereon or thereto except in accordance with applicable Gaming Laws. The issuance or transfer of any securities in violation thereof shall be ineffective until (i) the corporation shall cease to be subject to the jurisdiction of the applicable Gaming Authorities, or (ii) the applicable Gaming Authorities shall, by affirmative action, validate said issuance or transfer or waive any defect in said issuance or transfer.

E. Indenture Restrictions. The corporation shall cause to be placed in every indenture or other operative document relating to publicly traded securities (other than capital stock) of the corporation a provision requiring that any Person or Affiliate of a Person who holds the indebtedness represented by that indenture and is found to be unsuitable to hold such interest shall have the interest redeemed or shall dispose of the interest in the corporation in the manner set forth in the indenture or other document.

F. Notices. All notices given by the corporation pursuant to this Article XIII, including Redemption Notices, shall be in writing and shall be deemed given when delivered by personal service or telegram, facsimile, overnight courier or first class mail, postage prepaid, to the Person’s address as shown on the corporation’s books and records.

G. Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify the corporation and its Affiliated Companies for any and all costs, including attorneys’ fees, incurred by the corporation and its Affiliated Companies as a result of such Unsuitable Person’s or Affiliate’s continuing Ownership or Control or failure to promptly divest itself of any securities in the corporation.

H. Fiduciary Obligations; Contractual Arrangements; Etc. Nothing contained in this Article XIII shall be construed (i) to relieve any Unsuitable Person (or Affiliate of such Person) from any fiduciary obligation imposed by law, (ii) to prohibit or affect any contractual arrangement which the corporation may make from time to time with any holder of securities of the corporation to purchase all or any part of shares of capital stock or other securities held by them, or (iii) to be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or any holder of securities with respect to the subject matter of this Article XIII.

I. Injunctive Relief. The corporation is entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this Article XIII and each holder of the securities of the corporation shall be deemed to have acknowledged, by acquiring the securities of the corporation, that the failure to comply with this Article XIII will expose the corporation to irreparable injury for which there is no adequate remedy at law and that the corporation is entitled to injunctive relief to enforce the provisions of this Article XIII.

J. Legend. The restrictions set forth in this Article XIII shall be noted conspicuously on any certificate representing securities of the corporation in accordance with the requirements of the Delaware General Corporation Law and applicable Gaming Laws.